Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

 Artius II Acquisition Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, one right to receive one twenty-fifth of one Class A ordinary share, and one contingent right(2)	Rule 457(a)	23,000,000	$10.00	$230,000,000	$153.10 per $1,000,000	$35,213	—	—	—	—
	Equity	Class A ordinary shares included as part of the Units(3)	Rule 457(g)	23,000,000	—	—	$153.10 per $1,000,000	(4)	—	—	—	—
	Equity	Rights included as part of the Units(3)	Rule 457(g)	23,000,000	—	—	$153.10 per $1,000,000	(4)	—	—	—	—
	Equity	Class A ordinary shares underlying Rights included as part of the Units(3)	Rule 457(a)	2,300,000	$10.00	$23,000,000	$153.10 per $1,000,000	$3,521.30	—	—	—	—
	Equity	Contingent rights included as part of the Units(5)	Rule 457(g)	23,000,000	—	—	$153.10 per $1,000,000	(4)	—	—	—	—
	Equity	Class A ordinary shares to be issued on a pro-rata basis to the holders of record of Class A ordinary shares issued in this offering that do not exercise their redemption right in connection with the initial business combination(3)	Rule 457(a)	1,150,000	$10.00	$11,500,000	$153.10 per $1,000,000	$1,760.65	—	—	—	—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$264,500,000
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$40,494.95

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)
Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares, 3,000,000 rights and 3,000,000 contingent rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)
The right attached to each Class A ordinary share issued in this offering (excluding Class A ordinary shares underlying the rights issued in this offering), to receive a pro rata share of up to 1,150,000 (if the underwriter’s over-allotment option is exercised in full) Class A ordinary shares, contingent upon such Class A ordinary share not being redeemed in connection with our initial business combination. Such rights will remain attached to our Class A ordinary shares underlying the units and are not separately transferable, assignable or saleable, and will not be evidenced by any form of certificate or instrument.